Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Marriott Vacations Worldwide Corporation Deferred Compensation Plan of Marriott Vacations Worldwide Corporation of our report dated February 22, 2013, with respect to the consolidated financial statements of Marriott Vacations Worldwide Corporation and the effectiveness of internal control over financial reporting of Marriott Vacations Worldwide Corporation included in its Annual Report (Form 10-K) for the year ended December 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

October 16, 2013